Exhibit 6.20

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of June 27, 2019 (this “Agreement”), between Blockstack Token LLC, a Delaware limited liability company (“Token LLC”), Blockstack PBC, a Delaware public benefit corporation (“PBC”) and CoinList Services LLC, a Delaware limited liability company (“CoinList”).

W I T N E S S E T H:

WHEREAS, Token LLC and CoinList are parties to a Compliance and Technical Services Agreement, dated May 8, 2019 (the “Services Agreement”), providing for, among other things, the provision of compliance and technical services by CoinList to Token LLC; and

WHEREAS, in accordance with the terms of the Services Agreement, Token LLC, PBC and CoinList have agreed to enter into this Agreement, providing for (a) the assignment from Token LLC to PBC of all of its rights, duties and obligations in the Services Agreement, in accordance with Section 9(f) of the Services Agreement; (b) the acceptance by PBC of such assignment and the assumption by PBC of all of the rights, duties and obligations of Token LLC; and (c) the acceptance by CoinList of such assignment and assumption from Token LLC to PBC.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.     Assignment. In accordance with and subject to the terms of the Services Agreement, Token LLC hereby sells, assigns, transfers and conveys to PBC, to the extent that such are legally assignable and any necessary consents to assignment have been obtained, all of Token LLC’s rights, duties and obligations in, under and to the Services Agreement.

2.     Acceptance and Assumption. In accordance with and subject to the terms of the Services Agreement, PBC hereby (a) accepts the assignment, transfer and conveyance, to the extent that such are legally assignable and necessary consents to assignment have been obtained, of Token LLC’s right, duties and obligations in, under and to the Services Agreement; (b) unconditionally and irrevocably assumes, undertakes and agrees, subject to valid claims and defenses, to assume, satisfy and discharge when due, any and all rights, duties and obligations of Token LLC related to the Services Agreement. Nothing in this Agreement is intended or shall be construed to modify, expand or limit in any way the terms of the Services Agreement. To the extent that any provision of this Agreement conflicts or is inconsistent with the terms of the Services Agreement, the Services Agreement shall govern.

3.     Acceptance by CoinList. In accordance with and subject to the terms of the Services Agreement, CoinList hereby accepts the assignment and assumption of Token LLC’s rights, duties and obligations in, under and to the Services Agreement to PBC.

4.     Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5.     Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, and all of which together shall constitute one and the same instrument.

6.     Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of New York as applied to contracts made and performed entirely in such State without giving effect to the choice of law principles of such State that would require or permit the application of the laws of another jurisdiction.

7.     Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Services Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

BLOCKSTACK PBC

By:	/s/ Jesse Soslow
Name: Jesse Soslow
Title: Head of Legal & Finance

BLOCKSTACK TOKEN LLC

By:	/s/ Jesse Soslow
Name: Jesse Soslow
Title: Head of Legal & Finance

COINLIST SERVICES LLC

By:	/s/ Paul Davison
Name: Paul Davison
Title: CEO